Exhibit 99.2

Kellogg Company Announces Early Tender Results and Upsizing of its Debt Tender Offer

BATTLE CREEK, Mich., March 10, 2016 /PRNewswire/ — Kellogg Company (NYSE: K) (the “Company”) announced today the early tender results of its previously announced tender offer (the “Tender Offer”) to purchase for cash its 7.45% Debentures due 2031 (the “Debentures”) and increased the Maximum Tender Amount of the Tender Offer from $440,000,000 to $474,821,000. Except for such increase in the Maximum Tender Amount, all other terms and conditions of the Tender Offer remain unchanged.

The principal amount of the Debentures that were validly tendered and not validly withdrawn as of 5:00 p.m., New York City time, on March 9, 2016 (the “Early Tender Date”) and the principal amount of the Debentures that will be accepted for purchase by the Company on the Early Settlement Date (as defined below) are specified in the table below. As a result of the increase in the Maximum Tender Amount, all Debentures validly tendered and not validly withdrawn prior to the Early Tender Date will be accepted for purchase by the Company, without proration, subject to the other terms and conditions of the Tender Offer.

Title of Debenture	CUSIP Number	Principal Amount Outstanding	Principal Amount Tendered	Principal Amount Accepted	Early Tender Premium (per $1,000)	Total Consideration (per $1,000)(1)
7.45% Debentures due 2031	487836AT5	$1,100,000,000	$474,821,000	$474,821,000	$30.00	$1,301.77

(1)	Inclusive of the Early Tender Premium.

The Tender Offer is being made upon and is subject to the terms and conditions set forth in the Offer to Purchase dated February 25, 2016 (the “Offer to Purchase”) and the related Letter of Transmittal. The Tender Offer will expire at 11:59 p.m., New York City time, on March 23, 2016, unless extended or earlier terminated by the Company (the “Expiration Date”). Withdrawal rights for the Tender Offer expired at 5:00 p.m., New York City time, on March 9, 2016. Unless the Company further increases the Maximum Tender Amount prior to the Expiration Date, no Debentures tendered after the Early Tender Date shall be accepted for purchase pursuant to the Tender Offer.

The consideration to be paid in the Tender Offer for the Debentures validly tendered was calculated in the manner described in the Offer to Purchase by reference to a fixed spread over the yield to maturity of the U.S. Treasury Security specified in the Offer to Purchase (the “Total Consideration”). Holders of the Debentures that validly tendered and did not withdraw their Debentures on or prior to the Early Tender Date and whose Debentures are accepted for purchase will receive the Total Consideration, which includes an early tender premium of $30 per $1,000 principal amount of the Debentures accepted for purchase (the “Early Tender Premium”). Holders of Debentures who validly tender their Debentures following the Early Tender Date and on or prior to the Expiration Date will only receive the “Tender Offer Consideration” per $1,000 principal amount of any such Debentures tendered by such holders that are accepted for purchase, which is equal to the Total Consideration minus the Early Tender Premium. The Total Consideration was determined at 2:00 p.m., New York City time, on March 9, 2016, and is set forth in the table above.

Payments for Debentures purchased will include accrued and unpaid interest from and including the last interest payment date of the Debentures up to, but not including, the applicable settlement date for such Debentures accepted for purchase. The settlement date for Debentures that are validly tendered on or prior to the Early Tender Date is expected to be March 10, 2016, the first business day following Early Tender Date (the “Early Settlement Date”).

The Company’s obligation to accept for payment and to pay for the Debentures validly tendered in the Tender Offer is subject to the satisfaction or waiver of a number of general conditions described in the Offer to Purchase. The Company reserves the right, subject to applicable law, to: (i) waive any and all conditions to the Offer; (ii) extend, terminate or withdraw the Tender Offer; (iii) increase or decrease the Maximum Tender Amount; or (iv) otherwise amend the Tender Offer in any respect.

Morgan Stanley & Co. LLC, Barclays Capital Inc. and BofA Merrill Lynch are acting as Lead Dealer Managers for the Tender Offer. The Information Agent and Tender Agent is D.F. King & Co., Inc. Copies of the Offer to Purchase, Letter of Transmittal and related offering materials are available by contacting the Information Agent at (800) 499-8159 (toll-free) or (212) 269-5550 (collect) or email kelloggs@dfking.com. Questions regarding the Tender Offer should be directed to Morgan Stanley & Co. LLC, Liability Management Group, at (800) 624-1808 (toll-free) or (212) 761-1057 (collect); Barclays Capital Inc., Liability Management Group, at (800) 438-3242 (toll-free) or (212) 528-7581 (collect); or BofA Merrill Lynch, Liability Management Group, at (888) 292-0070 (toll-free) or (980) 387-3907 (collect).

This news release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. The Tender Offer is being made only pursuant to the Offer to Purchase, as amended by this press release, and only in such jurisdictions as is permitted under applicable law.

About Kellogg Company

At Kellogg Company (NYSE: K), we are driven to enrich and delight the world through foods and brands that matter. With 2015 sales of approximately $13.5 billion, Kellogg is the world’s leading producer of cereal, second largest producer of cookies and crackers, and a leading producer of savory snacks and frozen foods. Every day, our well-loved brands nourish families so they can flourish and thrive. These brands include Kellogg’s®, Keebler®, Special K®, Pringles®, Frosted Flakes®, Pop-Tarts®, Corn Flakes®, Rice Krispies®, Kashi®, Cheez-It®, Eggo®, Coco Pops®, Mini-Wheats®, and many more. To learn more about our responsible business leadership, foods that delight and how we strive to make a difference in our communities around the world, visit www.kelloggcompany.com.

Forward-Looking Statements

This news release contains, or incorporates by reference, “forward-looking statements.” Forward-looking statements include predictions of future results or activities and may contain the words “expects,” “believes,” “should,” “will,” “anticipates,” “projects,” “estimates,” “implies,” “can,” or words or phrases of similar meaning. The Company’s actual results or activities may differ materially from these predictions. The Company’s future results could also be affected by a variety of factors, including the ability to consummate the Tender Offer. Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update them publicly.

CONTACT: Kellogg Company: Financial News Release: Analyst Contact: Simon Burton, CFA, (269) 961-6636; or Media Contact: Kris Charles, (269) 961-3799

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